Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

 9;

Exhibit 99

News
Release

Date:	April 14, 2005

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter as-reported and operational earnings to be approximately $0.79 per share. As-reported and operational earnings will include the impact of weather, which was slightly milder than normal in the first quarter.

First quarter 2005 as-reported and operational earnings are expected to be lower compared to first quarter 2004, when Entergy reported $0.88 per share, due primarily to:

    a decrease in earnings at Utility, Parent and Other resulting primarily from lower residential sales and increased operation and maintenance expense associated with employee benefits costs and additional planned off-peak fossil generation outages; and
    the absence of any earnings contribution from Entergy-Koch, LP due to the sale of the venture's trading and gas pipeline businesses in fourth quarter 2004.

As-reported and operational results at Entergy Nuclear are expected to be higher in first quarter 2005 compared to a year ago due to higher contract pricing and a reduction in the decommissioning liability, partially offset by the effects of lower generation associated with a planned refueling outage at Indian Point 3. As-reported and operational results at Entergy's non-nuclear wholesale assets business are also expected to reflect modest improvement quarter over quarter.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2005 to be in the lower end of the range of $4.60 to $4.85 per share.

A teleconference will be held on April 25, 2005 at 10:00 a.m. CDT to discuss Entergy's first quarter 2005 earnings announcement, and may be accessed by dialing (719) 457-2661 no more than 15 minutes prior to the start of the call. The confirmation number is 865625. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.